Exhibit 10.5

Restricted Stock

Effective as of [Date] (the “Grant Date”) contingent on your continued service as of that date, the Company hereby grants to [Director Name] certain rights to ownership of up to: [# of shares granted] Restricted Shares on the terms of this Award Agreement (the “Terms”), the attached Program, and the 2015 Sypris Omnibus Plan (as amended from time to time, the “Plan”) as follows:

Vesting Dates	# of Shares Vesting
[4th Anniversary]	[xxx]

Intending to be legally bound by all such Terms, the Program, and the Plan, I acknowledge the sole authority of the Committee to interpret the terms of the foregoing, the forfeiture of my rights upon any termination of my service as a Director under such Terms. I have received and had an opportunity to review, with the benefit of any legal counsel of my choosing (any such legal counsel to be retained at my own expense), the Plan, the Program, and this Award Agreement.

SYPRIS SOLUTIONS, INC.	PARTICIPANT

By:	Signature:

Name:	Name:

Title:	Title:

1.

Purpose of the Program. The Company’s Four Year Discretionary Director Restricted Stock Program (“Program”) under the 2015 Sypris Omnibus Plan (as amended from time to time, the “Plan”) shall be effective for all Awards incorporating these terms on or after September 26, 2016, to advance the Company’s growth and prosperity by providing long-term financial incentives to its Directors, and to further the Company’s philosophy of equity ownership by the Company’s Directors in accordance with the Company’s Equity Ownership Guidelines.

2.	Restricted Shares. Each “Restricted Share” is one Share of the Common Stock (subject to adjustments per the Plan) which is subject to forfeiture before its Vesting Date, as set forth below.

2.1.

Restricted Share Vesting. Unless otherwise determined by the Committee, grants of Restricted Shares will vest 100% on the fourth anniversary of the Grant Date (the “Vesting Date”), unless forfeited before such Vesting Date.

2.2.

Distribution. All Restricted Shares will be held by the Company or issued in book entry form until the Vesting Date, and physically distributed to the Participant thereafter, with any legends required by applicable Rules. Participants may vote and receive cash dividends on such Restricted Shares, as applicable, after the Grant Date.

3.	Future Awards. Future awards, if any, are strictly subject to the sole discretion of the Committee and receipt of any Award does not guarantee that a Participant will receive future Awards.

4.

Termination. If the Participant’s service on the Board of Directors is terminated for any reason or no reason, each unvested Restricted Share will terminate, expire, and be forfeited as provided in Article V of the Plan.

5.

Administration. The Committee shall have complete authority to administer or interpret the Program or any Award, to prescribe, amend, and rescind rules and regulations relating thereto, and to make all other determinations necessary or advisable for the administration of the Program or any Award Agreements (including to establish or amend any rules regarding the Program that are necessary or advisable to comply with, or qualify under, any applicable law, listing requirement, regulation, or policy of any entity, agency, organization, governmental entity, or the Company, in the Committee’s sole discretion (“Rule”)). In addition, with respect to any future grants or the unvested portion of any Award, the Committee may amend or terminate these Terms or any Awards, in its sole discretion without the consent of any Director or beneficiary, subject to applicable Rules, at any time and from time-to-time. With respect to any amendment, action, or approval hereunder, the Committee may require the approval of any other persons or entities, pursuant to applicable Rules. The decisions of the Committee in interpreting and applying the Program will be final.

6.

Section 83(b) Election. Under Section 83 of the Internal Revenue Code of 1986, as amended (the "Code"), a Participant may elect to be taxed at the time the Restricted Shares are acquired, rather than when such Restricted Shares vest, by filing an election with the Internal Revenue Service within thirty (30) days after the Grant Date. IT IS THE PARTICIPANT’S SOLE RESPONSIBILITY, AND NOT THE COMPANY'S, TO FILE A TIMELY ELECTION UNDER CODE SECTION 83(b), EVEN IF THE PARTICIPANT REQUESTS THE COMPANY OR ITS REPRESENTATIVES TO MAKE THIS FILING ON THE PARTICIPANT’S BEHALF. THE PARTICIPANT MUST RELY SOLELY ON HIS OR HER OWN ADVISORS WITH RESPECT TO THE DECISION AS TO WHETHER OR NOT TO FILE ANY CODE SECTION 83(b) ELECTION.

7.	Miscellaneous. Unless otherwise specified, all capitalized terms herein shall have the meanings assigned to them in the Plan or in the Award Agreement.

7.1.

No Other Rights. The Awards include no other rights beyond those expressly provided in the Plan, the Program, or the Award Agreement. Awards are non-assignable and non-transferable except by will or the laws of descent and distribution, unless otherwise approved by the Committee.

7.2.

Taxes. The Participant must arrange for all tax withholding obligations related to any Award. Tax withholding obligations may be satisfied by any of the following methods, as determined by the Committee in its sole discretion: (i) cash, (ii) surrender of Shares of then-equivalent value (including the surrender of Shares otherwise to be received in connection with the vesting of an Award), or (iii) other forms of payment as determined by the Committee. The maximum number of Shares that may be withheld from any Award to satisfy any federal, state, or local tax withholding requirements upon the lapse of restrictions applicable to an Award cannot exceed such number of Shares having a Fair Market Value equal to the minimum statutory amount required by the Company to be withheld and paid to any such federal, state, or local taxing authority with respect to such lapse of restrictions.

7.3.

Delegation. The Committee may delegate any portion of their responsibilities and powers to one or more persons selected by them, subject to applicable Rules. Such delegation may be revoked by the Committee at any time.